                                                                   EXHIBIT 15(b)

                                AMENDMENT NO. 1

                            MASTER DISTRIBUTION PLAN


     The Master Distribution Plan (the "Plan"), pursuant to Rule 12b-1 of Short-Term Investments Co., a Maryland corporation, is hereby amended as follows:

     Appendix A of the Plan is hereby deleted in its entirety and replaced with the following:

                                 "APPENDIX A TO

                            MASTER DISTRIBUTION PLAN

                                       OF

                           SHORT-TERM INVESTMENTS CO.

     The Company shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for each Class as designed below, a Distribution Fee* determined by applying the annual rate set forth below as to each Class to the average daily net asset value of the Class for the plan year, computed in a manner used for the determination of the offering price of shares of the Class.



Prime Portfolio                               Annual Rate
Personal Investment Class                        0.75%

Private Investment Class                         0.50%

Resource Class                                   0.20%

Cash Management Class                            0.10%



--------------------
* The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Class. The amount of the Distribution Fee is subject to any applicable limitations imposed from time to time by applicable Rules of the National Association of Securities Dealers, Inc."

     All other terms and provisions of the Plan not amended herein shall remain in full force and effect.


Dated: September 19, 1995



                                              SHORT-TERM INVESTMENTS CO.



Attest: /s/ Nancy L. Martin                   By: /s/ Robert H. Graham
       -------------------------------           ------------------------------
            Assistant Secretary                       President



(SEAL)

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